EXHIBIT 99.1

Contact:	Edward J. Fletcher
Chief Financial Officer
(203) 353-0383

i3 MOBILE REPORTS THIRD QUARTER RESULTS

Updates Status of Merger Transaction

STAMFORD, Conn., November 12, 2003 – i3 Mobile, Inc. (NASDAQ: IIIM), today announced financial results for the third quarter ended September 30, 2003, and updated the status of its proposed merger with ACE*COMM Corporation.

i3 Mobile reported a net loss for the three and nine months ended September 30, 2003 of $1.3 million and $9.1 million, respectively, or $0.07 and $0.45 per share, versus the three and the nine months ended September 30, 2002 net loss of $14.8 million and $36.8 million, respectively, or $0.72 and $1.72 per share.

As of September 30, 2003, i3 Mobile had cash on-hand and cash less current liabilities of approximately $10.4 million and $9.0 million, respectively.

On September 12, 2003, the Company entered into a merger agreement with ACE*COMM Corporation (NASDAQ: ACEC), a global provider of advanced convergent mediation products and enterprise telemanagement software applications, which are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications, providing customers the ability to capture, secure, validate, and enhance data from multiple networks and technologies. On October 28, 2003, i3 Mobile and ACE*COMM amended the merger agreement. The merger is subject to the approval of the merger agreement, as amended, by the stockholders of i3 Mobile and the approval of the issuance of the ACE*COMM common stock in connection with the merger by the stockholders of ACE*COMM. If such transaction is consummated, i3 Mobile stockholders will receive 0.1876 shares of ACE*COMM common stock for each share of i3 Mobile common stock. The exchange ratio was determined pursuant to a formula valuing

ACE*COMM’s common stock at market value less a discount and valuing i3 Mobile at an amount equal to its cash, net of specified liabilities and commitments at the closing of the merger. J. William Grimes, Chairman of the Board and interim Chief Executive Officer of i3 Mobile said, “I am pleased to report that with the mailing of the merger proxy statement to our shareholders earlier this month, i3 Mobile is hopefully now in the final stages of consummating this merger with ACE*COMM.”

i3 Mobile has called a special meeting of its stockholders to vote upon the proposal to adopt the merger agreement, as amended, and approve the merger with ACE*COMM for December 5, 2003.

About i3 Mobile

On March 25, 2003, i3 Mobile announced that it had terminated operation of its premium mobile subscription information, communication service and other businesses and taken other cost saving measures to continue to reduce recurring operating losses, manage cash resources and working capital and facilitate a potential transaction.

i3 Mobile Safe Harbor Disclaimer

This news release may be deemed to include forward-looking statements as defined by applicable U.S. law and, as a result, may involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in such forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect i3 Mobile’s actual results in the short term include the ability to consummate a transaction with ACE*COMM or another acquisition candidate or other investment opportunity, and i3 Mobile’s ability to manage its limited cash resources until it is able to do so. Although i3 Mobile’s management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will in fact prove to be correct or that actual results will be different from the expectations expressed herein. A more detailed description of certain factors that could affect actual results are those discussed in i3 Mobile’s Annual Report on Form 10-K and its quarterly reports on Forms 10-Q. i3 Mobile undertakes no obligation to update publicly any forward-looking statements or reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

TABLES FOLLOW

i3 MOBILE, INC.

CONSOLIDATED BALANCE SHEET

(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,355	$20,572
Accounts receivable, net of allowances	—	138
Prepaid expenses and other current assets	521	558

Total current assets	10,876	21,268
Fixed assets, net	181	1,765
Deposits and other non-current assets	325	334

Total assets	$11,382	$23,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,420	$4,328

Total liabilities	1,420	4,328

Stockholders’ equity:
Common stock	248	248
Additional paid-in capital	166,983	166,945
Accumulated deficit.	(149,632)	(140,517)
Treasury stock at cost	(7,637)	(7,637)

Stockholders’ equity	9,962	19,039

Total liabilities and stockholders’ equity	$11,382	$23,367

i3 MOBILE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net revenue	$—	$899	$267	$2,597

Expenses:
Operating	—	1,682	1,198	5,237
Sales and marketing	—	2,078	568	11,539
Product development	—	1,377	1,150	4,217
General and administrative	1,368	3,971	6,064	12,200
Long-lived asset impairment	—	6,731	516	6,731

Total expenses	1,368	15,839	9,496	39,924

Operating loss	(1,368)	(14,940)	(9,229)	(37,327)
Interest income, net	(27)	(112)	(114)	(517)

Net loss	$(1,341)	$(14,828)	$(9,115)	$(36,810)

Net loss per share – basic and diluted	$(0.07)	$(0.72)	$(0.45)	$(1.72)

Shares used in computing net loss per share	20,116	20,471	20,116	21,345